                                                                   Exhibit 11.1



                      STATEMENT RE PER SHARE EARNINGS (1)
                     (In thousands, except per share data)



                                                                                            Six Months Ended
                                                    Years Ended April 30,                      October 31,
                                               1997         1996          1995            1996            1997
                                               ----         ----          ----            ----            ----
Net income (loss)                           $(6,450)       $1,300       $ (305)        $(2,404)         $1,641
                                            =======        ======       ======         =======          ======
Common and Common Equivalent Shares:

Weighted average number of shares of
 common stock outstanding                     7,779         6,235        5,207           7,642           9,059

Weighted average common
 equivalent shares outstanding (2)              176           638          320             235             800
                                            -------        ------       ------         -------          ------
Weighted average number of shares of
 common and common equivalent
 stock outstanding                            7,955         6,873        5,527           7,878           9,859
                                            -------        ------       ------         -------          ------

Net income (loss) per common share          $ (0.81)       $ 0.19       $(0.06)        $ (0.31)         $ 0.17
                                            =======        ======       ======         =======          ======

(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.